Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of February 18, 2015, is made and entered into by and between Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”), and Jason Krantz (the “Executive”).

Introduction

Reference is made to the Securities Purchase Agreement, dated on or about the date hereof, by and among the Definitive Healthcare Holdings, LLC (“Parent”), the Executive and the Investors named therein (as modified from time to time, the “Purchase Agreement”). The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement (which transactions are of substantial benefit to the Executive).

The Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to continue to be employed by the Company on such terms and conditions. The Executive is and will remain a key Executive of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. Effective Date; Term. This Agreement shall become effective as of the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement. The Company shall employ the Executive hereunder until the Executive’s employment with the Company is terminated pursuant to Section 10. The Executive shall be employed on an “at will” basis.

2. Duties. The Executive will initially serve as the Chief Executive Officer of the Company and shall have such duties of an executive nature, consistent with such position, as the Management Board of Parent (the “Board”) shall determine from time to time. The Executive will report to the Board.

3. Full Time; Best Efforts.

(a) The Executive shall use the Executive’s best efforts to promote the interests of the Company and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity that could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

(b) Notwithstanding the foregoing, but subject to Section 3(e), Executive is permitted to continue to hold investments in and serve on the board of directors of Xtelligent Media, LLC, Energy Acuity, LLC and Hemediagnostics Lab, LLC (together, the “Existing Investments”) and to devote the necessary time and efforts to such board duties and Executive’s interests as an investor in each such entity as is prudent and necessary in his sole discretion; provided that such service, time and effort, in the good faith judgment of the Management Board, does not interfere with (i) the Executive’s performance of his duties, services and responsibilities hereunder or as a Manager of Parent or (ii) the Company’s day-to-day operations.

(c) Further, it is expressly understood and agreed that Executive may continue to make private investments in other entities (i.e., other than the Existing Investments) and/or serve on the board of directors of such investment targets (the “Future Investments”); provided that any such investment or service (together with any service, time or effort with respect to the Existing Investments), in the good faith judgment of the Board, does not or could not reasonably be expected to interfere with (i) the Executive’s performance of his duties, services and responsibilities hereunder or as a Manager of Parent or (ii) the Company’s day-to-day operations.

(d) During the Executive’s employment, and prior to consummating any (i) further investment in an Existing Investment (except under circumstances where the board of the Existing Investment entity has determined in good faith that such entity has insufficient funds to operate in the ordinary course for at least six (6) months) or (ii) Future Investment, the Executive shall obtain the Board’s prior approval. Such determination shall be made by the Board within twenty (20) days of Executive delivering written notice to the Board with respect thereto. If the Board does not respond within such twenty (20) day period, such investment shall be deemed to have been approved.

(e) Without limiting the generality of the foregoing, in the event the Board determines at any time, in its reasonable discretion, that any Existing Investment or Future Investment competes or could reasonably be expected to compete with the Company or its business, the Executive shall cease to serve on the board (or similar governing body) of such Existing Investment or Future Investment and, if the Board determines it to be competitive, shall make no further investments in such Existing or Future Investment without the prior written consent of the Board.

4. Compensation and Benefits. During the Term, the Executive shall be entitled to compensation and benefits as follows:

(a) Base Salary. The Executive will receive a salary at the rate of $275,000 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Board shall determine, on an annual basis and in its sole good faith discretion, whether to increase the Executive’s Base Salary.

(b) Bonus. The Executive shall be eligible to receive a cash bonus based on the Executive’s performance relative to objective and subjective performance criteria established by the Board (or the compensation committee thereof) from time to time. Unless otherwise determined by the Board, Executive’s target bonus for each fiscal year shall be 60% of the Base Salary and shall be earned as the Executive achieves or exceeds the performance criteria established by the Board. The Board (or the compensation committee thereof) shall determine in good faith the amount of the Executive’s bonus, if any, and such determination shall be binding and conclusive on the Executive. In all cases, the Bonus for any given year (or any partial year) will be paid to the Executive within 30 days following receipt by the Board of the Company’s audited financial statements for the calendar year with respect to which the Bonus may have been earned, typically by April 30 (but in no event later than July 1) of the next succeeding year. The Executive must be actively employed by the Company through and including the date on which the Executive’s bonus, if any, is earned (which date shall be December 31 of any given year) to be eligible to receive it (provided, however, that if the Executive is eligible to receive Severance, the Executive shall nonetheless be entitled to prorated Bonus as set forth in the definition of Severance).

(c) Benefits. In addition to the Base Salary and the Bonus (if any), the Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans. In accordance with past practice, the Company shall continue to pay one hundred percent (100%) of all health insurance premiums for Executive and his family.

(d) Paid Time Off. The Executive shall be entitled to five (5) weeks of paid time off (PTO) per year in accordance with the Company’s PTO policies as in effect from time to time as determined by the Board (or the Compensation Committee thereof).

(e) Reimbursement of Documented Business Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with policies established by, the Board. If any reimbursement provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance thereunder, “Section 409A”), such reimbursement shall be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.

(f) Withholding. The Company shall withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes.

5. Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and at all times thereafter:

(a) The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b) The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c) Upon the Company’s request following termination of employment, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.

(d) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, “Developments”) made by the Executive in connection with his employment with the Company whether or not under this Agreement, either alone or in conjunction with others, at any time or at any place during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement and whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or any actual or demonstrably anticipated research or development of the Company, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(e) The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.

6. Noncompetition and Nonsolicitation. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and for a period of two years thereafter (the “Restricted Period”):

(a) the Executive will not, directly or indirectly, individually or as a consultant to, or an Executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity (including, without limitation, any competitor of the Company), other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or the actual or demonstrably anticipated research or development of the Company (a “Competing Business”), during the Executive’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business or is considering doing business (it being understood and agreed that the Executive’s involvement with (i) the Existing Investments (but only to the extent such entity operates its business as in effect as of the date hereof and does not otherwise change or modify, in any material respect, its business so as to compete with any business in which the Company is engaged) and (ii) any approved Future Investment in accordance with Section 3 hereof (but only to the extent such entity operates its business as in effect as of the date of such approval and does not otherwise change or modify, in any material respect, its business so as to compete with any business in which the Company is engaged) shall not violate this Section 6(a)). Notwithstanding the foregoing, the Executive’s (x) discretionary ownership of less than three percent (3%) and (y) non-discretionary (for example through a mutual fund or other investment vehicle not controlled by Executive) ownership of the outstanding stock of any publicly-traded corporation shall not be deemed a violation of this Section 6(a);

(b) the Executive will not, directly or indirectly, individually or as a consultant to, or an Executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, endeavor to reduce the amount of business conducted with the Company by or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company; and

(c) the Executive will not, directly or indirectly, individually or as a consultant to, or an Executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, employed by, associated with or a consultant to the Company.

7. Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5 or 6 hereof could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5 or 6 hereof or such other equitable relief as may be required to enforce specifically any of the covenants contained in Sections 5 or 6 hereof. The foregoing provisions and the provisions of Sections 5 and 6 hereof shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

8. Applicability to Related Companies. For purposes of Sections 5, 6 and 7 of this Agreement, the term “Company” shall include the Company and Parent and each of their respective subsidiaries, whether now existing or hereinafter created, and their respective successors and assigns.

9. Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, scope and subject matter of Sections 5 through 8 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

10. Termination.

(a) General. The Executive’s employment with the Company may be terminated at any time (i) by the Company with or without Cause, (ii) by the Executive for any or no reason (including with Good Reason), or (iii) by the Company or the Executive in the event of the Executive’s Disability, and shall terminate in the event of the Executive’s death. Notwithstanding the foregoing, the Executive’s employment with the Company may not be terminated by the Company without Cause prior to the date that the final Closing Purchase Price is determined pursuant to Section 1.5(d) of the Purchase Agreement.

(b) Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means that the Executive has: (i) breached any fiduciary duty or legal or material contractual obligation to the Company, which breach, if curable, is not cured within 15 days after written notice to the Executive thereof or, if cured, recurs; (ii) failed to follow any reasonable directive of the Board, which failure, if curable, is not cured within 15 days after notice to the Executive thereof or, if cured, recurs; (iii) engaged in gross negligence, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its affiliates, in each case as determined by the Board; (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of its affiliates or (B) any felony; or (v) engaged in a willful violation of any federal or state securities laws.

“Disability” means illness (mental or physical) or accident, which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company for a period of 90 days, whether or not consecutive, in any 12-month period.

“Good Reason” means without the written consent of the Executive (i) the Company permanently relocates his primary office to a location more than 25 miles from its current office location in Framingham, Massachusetts, (ii) the Company reduces the Executive’s then-current

Base Salary by twenty percent (20%) or more provided that any such reduction that applies to all management employees in the same manner will not constitute Good Reason, or (iii) any material diminution in responsibilities, it being understood that a material diminution in responsibility in connection with a sale of the Company shall not constitute Good Reason; provided, that in each case, the Company shall have been given written notice from Executive describing in reasonable detail the occurrence of the event or circumstance for which he believes he may resign for Good Reason within 90 days of the occurrence thereof and the Company shall not have cured such event or circumstance within 30 days after the Company’s receipt of such notice.

“Severance” means (i) continuation of payments of Base Salary (at the rate in effect on the date of termination) for a period of twelve months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule; (ii) a prorated portion of the Bonus that the Executive would have earned in accordance with this Agreement had his employment with the Company continued through the end of that fiscal year (plus, if not yet paid upon the date of termination, the full Bonus for the prior fiscal year), which prorated amount shall be calculated based upon the number of days elapsed during the fiscal year in which the Executive’s employment terminates through the date of termination and determined in the sole good faith discretion of the Board; and (iii) if the Executive is eligible, continuation of payments by the Company of the group health continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended as in effect through the lesser of (A) twelve months from the effective date of such termination or (B) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, that the Executive will be solely responsible for electing such coverage within the required time periods.

(c) Effects of Termination. If the Executive’s employment is terminated during the Term, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) if required by law, payments for any accrued but unused vacation time, and (iii) if the Executive’s employment with the Company is (A) terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or (B) terminated by the Executive for Good Reason, payments of Severance.

The Severance benefits available to the Executive under this Section 10 are the sole and exclusive severance payments and benefits to which the Executive may be entitled upon termination of the Executive’s employment. The Executive shall not be entitled to receive any other severance-related payments or benefits under any other plan or agreement which may from time to time be made available to other Executives of the Company or any affiliate.

(d) Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligation to pay Severance shall be subject to the following provisions and conditions:

(i) Release of Claims. The Company’s obligation to pay Severance shall be contingent upon the Executive signing a general release in form and substance reasonably acceptable to the Company and Executive.

(ii) New Employment. If the Executive accepts a paid employment or consulting position with any other person or organization during the period in which he is entitled to Severance, he shall promptly notify the Company. The remaining Severance payments shall be reduced by the gross compensation payable to Executive in the Executive’s new employment or consulting agreement for the corresponding period.

(iii) Consequences of Breach. If the Executive breaches the Executive’s obligations under Sections 4 or 5 of this Agreement, the Company may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company including, without limitation, the right to seek specific performance or an injunction.

(iv) Sale. In no event shall the Company be required to pay Severance if the Executive’s employment is terminated in connection with or after a Sale (as defined in Parent’s Limited Liability Company Agreement, as amended).

For purposes of Section 409A, each payment of Severance shall be considered a separate payment and not one of a series of payments. Any payment under this Section 10 that is not made during the period following the termination of the Employee’s employment because the Employee has not executed the release contemplated hereby shall be paid to the Employee in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Employee executes the release; provided, that the Employee executes and does not revoke the release in accordance with the requirements hereof.

11. Survival. The provisions of Sections 5 through 25 of this Agreement shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

12. Section 409A. This Agreement is intended to comply with the requirements of Section 409A and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly,

designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 12 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

13. Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

14. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 14.

(a) If to the Executive, to the most recent address reflected in the Company’s records, with copies, which shall not constitute notice, to Rich May, P.C., 176 Federal Street, 6th Floor, Boston, MA 02110; Attn: Scott A Stokes.

(b) If to the Company, to the Company’s principal place of business c/o Management Board, with copies, which shall not constitute notice, to Spectrum Equity Investors, One International Place, 35th Floor, Boston, MA 02110; Attn: Christopher T. Mitchell.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without regard to its choice of law provisions.

16. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company (at the direction of the Management Board) and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

18. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

19. Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

20. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21. No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

22. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

24. Notification of New Employer. In the event that the Executive is no longer an Executive of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s obligations under Sections 5 and 6 of this Agreement.

25. Key Man Insurance. The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company or an affiliate of the Company. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as a sealed instrument as of the date first above written.

DEFINITIVE HEALTHCARE, LLC

By:	Definitive Healthcare Holdings, LLC,
its Member-Manager

By:	/s/ Jason Krantz

Name:	Jason Krantz
Title:	Manager

/s/ Jason Krantz
Jason Krantz